                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                        MARISA CHRISTINA, INCORPORATED
               (Name of Registrant as Specified in its Charter)

                        MARISA CHRISTINA, INCORPORATED
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

      2)    Form, Schedule or Registration Statement No.:

      3)    Filing Party:

      4)    Date Filed:

                         MARISA CHRISTINA, INCORPORATED
                              8101 Tonnelle Avenue
                         North Bergen, New Jersey 07047


                                                                  April 20, 1998

Dear Stockholder:

      You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Marisa Christina, Incorporated (the "Company"). This meeting will be held at The Chase Manhattan Bank N.A., 410 Park Avenue, New York City, New York, at 10:00 AM, local time, on May 20, 1998.

      At the meeting, you are being asked to (i) elect thirteen directors to the Company's Board of Directors, each for one-year terms expiring at the 1999 Annual Meeting of Stockholders, and (ii) ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company.

      The Board of Directors has unanimously approved these proposals and I urge you to vote in favor of these proposals and the other matters submitted to you for a vote at the meeting.

      Your vote is very important and I hope you will be able to attend the meeting. To ensure your representation at the meeting, even if you anticipate attending in person, I urge you to mark, sign, date and return the enclosed proxy card. If you attend, you will, of course, be entitled to vote in person.


                                          Sincerely,

                                          /s/ Michael H. Lerner
                                          --------------------------------------
                                          MICHAEL H. LERNER
                                          Chairman of the Board, Chief Executive
                                          Officer and President

                         MARISA CHRISTINA, INCORPORATED

                  NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Marisa Christina, Incorporated:

      The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Marisa Christina, Incorporated, a Delaware corporation (the "Company"), will be held at The Chase Manhattan Bank N.A., 410 Park Avenue, New York City, New York, on May 20, 1998, at 10:00 AM, local time, for the following purposes:

      (1) To elect thirteen directors to the Company's Board of Directors, each to hold office until their successors are elected at the 1999 Annual Meeting of Stockholders;

      (2) To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company for the fiscal year ending December 31, 1998; and

      (3) To transact such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

      A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Annual Report of the Company for the fiscal year ended December 31, 1997 also accompanies this Notice.

      The Board of Directors has fixed the close of business on April 2, 1998 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          By order of the Board of Directors,

                                          /s/ S. E. Melvin Hecht
                                          --------------------------------------
                                          S. E. MELVIN HECHT
                                          Assistant Secretary

North Bergen, New Jersey
April 20, 1998

                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, SIGN, AND DATE THE ENCLOSED PROXY AND
               RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER
                 OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

                        MARISA CHRISTINA, INCORPORATED
                             8101 TONNELLE AVENUE
                        NORTH BERGEN, NEW JERSEY 07047

                                PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation by the board of directors (the "Board of Directors") of Marisa Christina, Incorporated, a Delaware corporation (the "Company"), of proxies for use at the 1998 Annual Meeting of Stockholders of the Company to be held on May 20, 1998, and any adjournment thereof (the "Annual Meeting"). This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about April 20, 1998.


                   VOTING SECURITIES; PROXIES; REQUIRED VOTE

VOTING SECURITIES

      The Board of Directors has fixed the close of business on April 2, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had outstanding 8,159,769 shares of common stock, par value $.01 per share (the "Common Stock"). Holders of Common Stock are entitled to notice of and to vote one vote per share of Common Stock owned as of the Record Date at the Annual Meeting.

PROXIES

      Michael H. Lerner and S.E. Melvin Hecht, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Mr. Lerner is Chairman, Chief Executive Officer and President of the Company and Mr. Hecht is the Company's Chief Financial Officer, Treasurer, Assistant Secretary and a Director. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either
(i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

REQUIRED VOTE

      The holders of at least one-third of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum at the Annual Meeting. At the Annual Meeting, the vote of a majority in interest of the stockholders present in person or by proxy and entitled to vote thereon is required to elect directors and to ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company for the fiscal year ending December 31, 1998.

      The election inspectors appointed for the meeting will tabulate the votes cast in person or by proxy at the Annual Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.


                                   PROPOSAL 1:

                              ELECTION OF DIRECTORS

      Each director of the Company holds office until his or her successor is duly elected and qualified unless or until his or her earlier death, resignation, retirement, disqualification or removal.

      The nominees for whom the enclosed proxy is intended to be voted are set forth below. Each nominee for election as director currently serves as a director of the Company. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.

      If a stockholder desires to nominate persons for election as directors at the 1999 Annual Meeting of Stockholders of the Company, written notice of such stockholder's intent to make such a nomination must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail not later than March 8, 1999. Each notice must describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and must set forth:
(i) the name and address, as it appears on the record books of the Company, of the stockholder making the nomination, (ii) a representation that the stockholder is a holder of record of stock in the Company and entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to present the nomination, (iii) a statement of the class and number of shares beneficially owned by the stockholder, (iv) the name and address of any person to be nominated, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information as would be required to be included in the proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the "SEC") and (vii) the consent of such nominee to serve as a director of the Company if elected. The presiding officer of the 1999 Annual Meeting of Stockholders of the Company shall, if the facts warrant, refuse to acknowledge a nomination not made in compliance with the foregoing procedure, and any such nomination not properly brought before the meeting will not be considered.

NOMINEES FOR ELECTION AS DIRECTORS

                                               BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
           NAME           AGE                            AND OTHER INFORMATION
           ----           ---       ---------------------------------------------------------------------
Michael H. Lerner......   53        Mr. Lerner joined the Company in August 1986, and has served as Chief
                                    Executive Officer, President and Chairman of the Board since that time. Prior to joining the Company, Mr. Lerner was President of TFM
                                    Industries, Inc. ("TFM"), a maker of moderate sportswear. He is also a director of Apparel Ventures, Inc., an affiliate of The Jordan
                                    Company and Waterworks.

Marc Ham...............   35        Mr. Ham joined the Company as a director in July 1993 in connection with the acquisition of Flapdoodles, Inc. ("Flapdoodles") by the
                                    Company (the "Flapdoodles Acquisition"), was appointed Vice Chairman of the Board in 1997, and serves as President of Flapdoodles. Mr.
                                    Ham, together with Ms. Bieber, co-founded Flapdoodles in 1985 and has served as its President since that time.

Adrienne Vittadini.....   54        Mrs. Vittadini joined the Company in January 1996 and serves as
                                    Chairman of Adrienne Vittadini Enterprises, Inc. Mrs. Vittadini
                                    co-founded Adrienne Vittadini, Inc. with her husband, Gianluigi, in
                                    1979 and has acted as Chairman since that time. Prior to this, Mrs.
                                    Vittadini was employed in the design field by Kimberly Knitwear and
                                    Warnaco.

Gianluigi Vittadini....   59        Mr. Vittadini joined the Company in January 1996 and serves as Vice
                                    Chairman of Adrienne Vittadini Enterprises, Inc. Mr. Vittadini
                                    co-founded Adrienne Vittadini, Inc. with his wife, Adrienne, in 1979 and has acted as Vice Chairman and Treasurer since 1983. Prior to that time, Mr. Vittadini served as President of Isituto
                                    Chemioterapico Italiano in Milan, Italy.

G. Michael Dees........   44        Mr. Dees joined the Company in September 1986 and has served as its
                                    Executive Vice-President of Design and Merchandising since that time and as a director of the Company since 1991. Prior to joining the
                                    Company, Mr. Dees was Divisional Merchandise Manager of ladies'
                                    sportswear for Belk Stores, Inc.

                                               BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
           NAME           AGE                            AND OTHER INFORMATION
           ----           ---       ---------------------------------------------------------------------
Christine M. Carlucci..   40        Ms. Carlucci joined the Company in September 1986 and has served as the Vice-President of Administration and Operations and Secretary
                                    since that time, and as a Vice-President and Chief Financial Officer from September 1986 until December 1993, and as a director of the
                                    Company since 1991. Prior to joining the Company, Ms. Carlucci was an associate of Mr. Lerner at TFM.

S.E. Melvin Hecht, C.P.A..63        Mr. Hecht joined the Company in December, 1993, and has served as
                                    Chief Financial Officer and Treasurer since that time. From 1978 until 1991, Mr. Hecht was a partner at Hertz, Herson & Company, certified public accountants and, since 1991, has served as a financial consultant to various companies. Prior to 1978, Mr. Hecht was a partner at Touche Ross & Co.

Zachary Solomon........   63        Mr. Solomon joined the Company in March, 1998 as President, Chief
                                    Executive Officer and a Director of Adrienne Vittadini Enterprises,
                                    Inc. From 1991 to 1997, Mr. Solomon was President and CEO of
                                    Associated Merchandise Corp. Prior to 1991, Mr. Solomon was President
                                    of Ellen Tracy and President and CEO of Penny Ellis, Men's and Ladies
                                    Apparel. Mr. Solomon is also a director of Crown America Realty Corp.
                                    and Chairman of Brooklyn College Foundation.

Robert Davidoff........   71        Mr. Davidoff has been a director of the Company since 1981. Mr.
                                    Davidoff is a Managing Director of Carl Marks & Co., Inc., the
                                    general partner of CMNY Capital, L.P. and CMNY Capital II, L.P., and
                                    Chairman and Chief Executive Officer of CM Capital Corporation. Mr.
                                    Davidoff is also a director of Paging Partners Corporation, Sidari
                                    Corp., Hubco Exploration, Inc., Rex Stores Corporation and Clearvie
                                    Cinema Corp.

Lawrence D. Glaubinger.   72        Mr. Glaubinger has been a director of the Company since 1981. Mr.
                                    Glaubinger is Chairman and Chief Executive Officer of Stern + Stern
                                    Industries, Inc. and a director of Leucadia National Corp.

                                               BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
           NAME           AGE                            AND OTHER INFORMATION
           ----           ---       ---------------------------------------------------------------------
Brett J. Meyer.........   52        Mr. Meyer has been a director of the Company since October 1994. Mr.
                                    Meyer is a member of the law firm Kreindler & Relkin, P.C., which has acted as general counsel to the Company since 1986. Mr. Meyer is a member of the Financial Management Committee of the American Apparel
                                    Manufacturers' Association.

Barry S. Rosenstein....   39        Mr. Rosenstein has been a director of the Company since October 1994.
                                    Mr. Rosenstein is the Managing Partner of Sagaponack Partners, L.P.,
                                    a private investment partnership, which he co-founded in 1996. Prior to forming Sagaponack, Mr. Rosenstein was a General Partner of
                                    Genesis Merchant Group and had served as the head of its
                                    Investment/Merchant Banking Group from September 1991. Mr. Rosenstein is also a director of Ustman Technologies, Inc., Venture Stores,
                                    Inc., and Waterworks.

David W. Zalaznick.....   43        Mr. Zalaznick has been a director of the Company since 1981. Mr.
                                    Zalaznick is a managing partner of The Jordan Company and
                                    Jordan/Zalaznick Capital Company, a private investment firm, which he co-founded in 1982. Mr. Zalaznick is also a director of Carmike
                                    Cinemas, Inc., American Safety Razor Company, Jackson Products, Inc.,
                                    Jordan Telecommunications, Inc., AmeriKing, Inc., Jordan Industries,
                                    Inc., Motors and Gears, Inc. and other private companies.


      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      In 1997, there were four meetings of the Board of Directors (including regularly scheduled and special meetings). In addition, the Board of Directors took action by unanimous written consent on one occasion. During 1997, Adrienne Vittadini and G. Michael Dees participated in fewer than 75% of the aggregate number of meetings and actions by written consent of the Board of Directors and the committees thereof on which he or she served. No other director participated in fewer than 75% of the aggregate number of meetings and actions by written consent of the Board of Directors and the Committees thereof on which he or she served.

      The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. The Board of Directors does not have a Nominating Committee.

      Audit Committee. The Audit Committee recommends the appointment of a firm of independent public accountants to audit the Company's consolidated financial statements, as well as reviews and approves the scope, purpose and type of audit services to be performed by the external auditors. The Audit Committee is composed of Messrs. Glaubinger, Davidoff and Meyer. The Audit Committee held one meeting in 1997.

      Compensation Committee. The duties of the Compensation Committee are to make recommendations to the Board of Directors concerning the salaries of the Company's officers and to advise the Board of Directors on other compensation and benefit matters. The Compensation Committee is composed of Messrs. Zalaznick, Davidoff and Glaubinger. The Compensation Committee held two telephonic meetings in 1997.

      Executive Committee. Except as expressly limited by applicable law or the Company's Amended and Restated Certificate of Incorporation, the Executive Committee exercises all the powers and authorities of the Board of Directors in the management of the business and affairs of the Company between meetings of the full Board of Directors. The Executive Committee is composed of Messrs. Lerner, Ham and Zalaznick. The Executive Committee conferred by telephone on numerous occasions in 1997.

DIRECTOR COMPENSATION

      Directors who are not employees of the Company receive $8,000 per year for serving as a director. In addition, the Company reimburses directors for their travel and other expenses incurred in connection with attending meetings of the Board of Directors. Each Independent Director of the Company, as defined in the Company's Stock Option Plan (the "Stock Option Plan"), is also entitled to receive an option to purchase 5,000 shares of Common Stock upon his or her appointment to the Board of Directors, subject to the terms and conditions contained in the Stock Option Plan (such options being referred to as "Formula Options"). No Formula Options were granted to any director during fiscal year 1997.


                                   PROPOSAL 2:

                     RATIFICATION OF APPOINTMENT OF AUDITORS

      Subject to stockholder ratification, the Board of Directors has appointed KPMG Peat Marwick LLP as the independent public accountants for the Company. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

      If stockholders do not ratify the appointment of KPMG Peat Marwick LLP, other certified public accountants will be considered by the Board of Directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.


                               OTHER INFORMATION

SECURITY OWNERSHIP OF COMMON STOCK OF CERTAIN OWNERS AND MANAGEMENT

      The following table sets forth as of the Record Date, certain information with respect to the number of shares of Common Stock beneficially owned by (i) each director of the Company who beneficially owns Common Stock, (ii) each executive officer of the Company named in the table below under "Compensation of Executive Officers--Summary Compensation Table" who beneficially owns Common Stock, (iii) all directors and executive officers of the Company as a group and
(iv) each person or entity known to the Company to own beneficially (directly or indirectly) more than 5% of the Common Stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

                                                                               COMMON STOCK
                                                                 BENEFICIALLY   PERCENTAGE
                  NAME                                             OWNED(1)     OWNERSHIP(1)
                  ----                                           -----------   -------------
DIRECTORS AND EXECUTIVE OFFICERS
Michael H. Lerner (2) ......................................       1,293,383       15.4%
Marc Ham (3) ...............................................         260,659        3.1
Adrienne Vittadini (4) .....................................
Gianluigi Vittadini (4) ....................................
G. Michael Dees ............................................         100,052        1.1
Carole Bieber (3) ..........................................         260,659        3.1
Christine M. Carlucci (5) ..................................          94,767        1.1
S.E. Melvin Hecht ..........................................           5,000          *
Robert Davidoff (6) ........................................         468,620        5.6
Lawrence D. Glaubinger .....................................         136,135        1.6
Brett J. Meyer (7) .........................................          25,000          *
David W. Zalaznick (8) .....................................         384,518        4.6
All Directors and Executive Officers as a Group (13 Persons)       3,226,472       38.4

OTHER PRINCIPAL STOCKHOLDERS
Edwin Marks (9) ............................................         785,988        9.6
Pioneering Management Corporation (10) .....................         806,500        7.4
Marjorie Boas (11) .........................................         609,538        7.2
John W. Jordan II (12) .....................................         590,154        7.0
Dimensional Fund Advisors Inc. (13) ........................         518,600        6.2


*   Denotes beneficial ownership of less than 1%.

(1) Rounded to the nearest tenth and calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of the Record Date, there were 8,159,769 shares of Common Stock issued and outstanding.

(2) Mr. Lerner's address is c/o Marisa Christina, Incorporated, 8101 Tonnelle Avenue, North Bergen, New Jersey 07047. Does not include 8,000 shares transferred by gift to Mr. Lerner's adult children in 1996, January 1997 and February 1998.

(3) Includes options to acquire 125,000 shares of Common Stock, which are immediately exercisable. See "-- Summary Compensation Table."

(4) Adrienne Vittadini and Gianluigi Vittadini jointly own 197,679 shares, representing 2.4% ownership.

(5) Includes 1,000 shares of Common Stock owned in the name of Ms. Carlucci's minor daughters, as to which Ms. Carlucci has voting and investment power.

(6) Address is c/o Carl Marks & Co., 135 East 57th Street, New York, New York 10022.

(7) Includes 16,000 shares of Common Stock owned by Mr. Meyer's wife, as to which Mr. Meyer disclaims beneficial ownership, and 4,000 shares of Common Stock owned in the name of Mr. Meyer's minor children, as to which Mr. Meyer has voting and investment power.

(8) Includes 14,833 shares of Common Stock owned by the Amy Y. Zalaznick 1995 Irrevocable Trust, 14,834 shares of Common Stock owned by the Jeffrey C. Zalaznick 1995 Irrevocable Trust, and 14,833 shares of Common Stock owned by the Samantha M. Zalaznick 1995 Irrevocable Trust. Mr. Zalaznick's wife is a trustee of each trust, and Mr. Zalaznick disclaims beneficial ownership of these shares.

(9) Address is c/o CMCO, Inc., 135 East 57th Street, New York, New York 10022. Includes 415,219 shares of Common Stock owned by Mr. Marks' wife, as to which Mr. Marks shares voting and investment power, 10,000 shares owned by the Marks Family Foundation and 51,400 shares owned by CMCO, Inc.

(10)  Address is 60 State Street, Boston, MA 02109.

(11) Address is c/o Carl Marks & Co., 135 East 57th Street, New York, New York 10022.

(12) Represents shares held by the John W. Jordan II Revocable Trust, of which Mr. Jordan is the sole trustee and beneficiary. Mr. Jordan's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.

(13)  Address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.


COMPENSATION OF EXECUTIVE OFFICERS

      Summary Compensation Table

      The following table sets forth a summary of certain information regarding compensation paid or accrued by the Company for services rendered to the Company for the fiscal year ended December 31, 1997, and the two prior fiscal years, paid or awarded to those persons who were, at December 31, 1997: (i) the Company's chief executive officer and (ii) the Company's four most highly compensated executive officers other than the chief executive officer (collectively, the "Named Executive Officers"), some of which received the same remuneration during the fiscal year ended December 31, 1997. Information for prior years is omitted in accordance with the rules of the SEC.

                                                                                                                      Long-Term
                                                                       Annual Compensation                           Compensation
                                                           ------------------------------------------------     --------------------
                                                                                             Other Annual            Securities
                 Name and Principal Position               Year      Salary(1)    Bonus(2)   Compensation(3)   Underlying Options(4)
                 ---------------------------               ----       ------       -----      -------------    --------------------
Michael H. Lerner.......................................   1997       490,000     300,000             ---                       ---
  Chairman, President and Chief Executive Officer          1996       500,000     380,000             ---                       ---
                                                           1995       500,000         ---             ---                    75,000
Marc Ham................................................   1997       313,100     391,200             ---                       ---
  President--Flapdoodles                                   1996       250,000     107,500             ---                       ---
                                                           1995       250,000         ---             ---                    20,000
Adrienne Vittadini......................................   1997       500,000         ---             ---                       ---
  Chairman of Adrienne Vittadini Enterprises, Inc.         1996       471,154         ---             ---                       ---
                                                           1995           ---         ---             ---                       ---
Gianluigi Vittadini.....................................   1997       500,000         ---             ---                       ---
  Vice Chairman of Adrienne Vittadini Enterprises, Inc.    1996       471,154         ---             ---                       ---
                                                           1995           ---         ---             ---                       ---
Carole Bieber...........................................   1997       250,000      91,200             ---                       ---
  Executive Vice President and                             1996       250,000     107,500             ---                       ---
    Design Director--Flapdoodles                           1995       250,000         ---             ---                    20,000


(1)   Includes amounts deferred under the Company's 401(k) plan.

(2) The Company grants each of the Named Executive Officers a discretionary annual bonus based on the profitability of operations and other criteria determined by the Board of Directors. See "--Board of Directors Compensation Committee Report on Executive Compensation."

(3) For the periods indicated, no executive officer named in the table received any Other Annual Compensation in an amount in excess of the lesser of either $50,000 or 10% of the total of Annual Salary and Bonus reported for him or her in the two preceding columns.

(4) The options reported in this table for fiscal year 1995 were authorized by the Board of Directors subject to Stockholder approval. Such approval occurred in 1996.

  Aggregate Option/SAR Exercises in Fiscal 1997 and Year-End Option/SAR Values

      The following table summarizes certain information with respect to the exercises of Company stock options by each of the Named Executive Officers and the value of year-end options beneficially owned by each of the Named Executive Officers.



                                                                                                           Value of Unexercised
                                                                     Number of Unexercised                In-the-Money Options at
                                                                 Options at December 31, 1997              December 31, 1997(1)
                             Shares Acquired       Value        ---------------------------------     -----------------------------
Name                           on Exercise        Realized      Exercisable         Unexercisable     Exercisable     Unexercisable
----                           -----------        --------      -----------         -------------     -----------     -------------
Michael H. Lerner                  ---              ---             36,000              49,000            ---                ---
Marc Ham                           ---              ---            139,000              16,000            ---                ---
Adrienne Vittadini                 ---              ---                ---                 ---            ---                ---
Gianluigi Vittadini                ---              ---                ---                 ---            ---                ---
Carole Bieber                      ---              ---            139,000              16,000            ---                ---

(1) The option exercise price for all options was above the closing market price on December 31, 1997 for the Common Stock, which was $4.125 per share. The above valuations may not reflect the actual valuation of unexercised options as the value of unexercised options fluctuates with market activity.

EMPLOYMENT AGREEMENTS

      Lerner and Dees Employment Agreements. On January 1, 1998, each of Michael
H. Lerner (the "Lerner Employment Agreement") and G. Michael Dees (the "Dees Employment Agreement") renewed employment agreements with the Company (collectively, the "Marisa Employment Agreements"), respectively. Pursuant to the Lerner Employment Agreement, Mr. Lerner will be paid an annual base compensation of $500,000 and an annual bonus equal to 4% of the difference of
(a) the Company's adjusted operating earnings (which generally will be the Company's earnings, plus (i) any extraordinary or non-recurring items of expense, (ii) interest expense attributable to indebtedness other than indebtedness for working capital purposes, (iii) income tax expense, and (iv) bonus expense for senior executives), over (b) $3.0 million. Pursuant to the Dees Employment Agreement, Mr. Dees will be paid an annual base compensation of $250,000 and will be eligible to receive an annual discretionary bonus in an amount determined by the Compensation Committee of the Board of Directors. The Marisa Employment Agreements will expire on December 31, 2000. The Marisa Employment Agreements provide for additional payments upon prior termination, depending on whether termination is (i) by the Company due to death or disability, (ii) by the Company for cause or the executive's retirement, (iii) by the Company without cause or by the executive for good reason or (iv) voluntarily by the executive. If termination is by the Company for death or disability, the Company will pay base salary for the longer of one year or the remaining term of the Agreement, a bonus based on the prior year's bonus allocated to the portion of the bonus year prior to termination, plus any deferred compensation and expense reimbursements owed; if termination is by the Company for cause or the executive's retirement, the Company will pay base salary through termination, plus any deferred compensation and expense reimbursements owed; if termination is by the Company without cause or by the executive for good reason, the Company will pay base salary for the longer of two years or the remaining term of employment, a bonus based upon the highest bonus previously paid to the executive under his employment agreement allocated to the portion of the bonus year prior to termination plus any deferred compensation and expense reimbursements owed; and if termination is voluntary by the executive, then the executive will be entitled to all payments as if termination had been by the Company for cause. Pursuant to the terms of the Marisa Employment Agreements, if the executive voluntarily terminates his employment with the Company or the Company terminates the executive for cause, then the Company has the option to require the executive not to engage in any business similar to the Company for a twelve month period commencing from the executive's date of termination.

      Flapdoodles Employment Agreements. On January 1, 1998, each of Marc Ham and Carole Bieber renewed employment agreements (the "Flapdoodles Employment Agreements") with the Company, which will expire on December 31, 2000. Under the Flapdoodles Employment Agreements, Mr. Ham and Ms. Bieber are each entitled to a base compensation of not less than $300,000 and to an annual bonus decided by the Compensation Committee of the Board of Directors. The Flapdoodles Employment Agreements also provide for additional payments upon termination, depending on whether termination is by the Company due to death, disability or for cause, or by the Company without cause, or by the executive for good reason or voluntarily by the executive. If termination is by the Company for death or disability, the Company will pay base salary for the longer of one year or the remaining term of the relevant Flapdoodles Employment Agreement, a bonus based on the prior year's bonus allocated to the portion of the bonus year prior to termination, plus any deferred compensation and expense reimbursements owed; if termination is by the Company for cause, the Company will pay base salary through termination, plus any deferred compensation and expense reimbursements owed; if termination is by the Company without cause or by the executive with good reason, the Company will pay base salary for the longer of two years or the remaining term of employment, a bonus based upon the highest bonus previously paid under the agreement allocated to the portion of the bonus year prior to termination plus any deferred compensation and expense reimbursements owed; and if termination is voluntary by the executive, then the executive will be entitled to all payments as if termination had been by the Company for cause.

      Vittadini Employment Agreements. In connection with the Company's acquisition of Adrienne Vittadini, Inc. (see "--Certain Transactions" below), the Company entered into a five-year employment agreement with Adrienne Vittadini and a three-year employment agreement with Gianluigi Vittadini, each with renewal options (the "Vittadini Employment Agreements"). Under the Vittadini Employment Agreements, each officer is entitled to a base compensation of not less than $500,000 per year and to an annual bonus decided by the Board of Directors. The Vittadini Employment Agreements also provide for additional payments upon termination, depending on whether termination is by the Company due to death, disability or for cause, or by the Company without cause, or by the executive for good reason or voluntarily by the executive. If termination is by the Company for death or disability, the Company will pay base salary for the remaining term of the relevant Vittadini Employment Agreement, a bonus based on the prior year's bonus allocated to the portion of the bonus year prior to termination, plus any deferred compensation and expense reimbursements owed; if termination is by the Company for cause, the Company will pay base salary through termination, plus any deferred compensation and expense reimbursements owed; if termination is by the Company without cause or by the executive with good reason, the Company will pay base salary and incentive compensation for the remaining term of employment, plus a bonus based upon the previous year's bonus allocated to the portion of the bonus year prior to termination plus any deferred compensation and expense reimbursements owed; and if termination is voluntary by the executive, then the executive will be entitled to all payments as if termination had been by the Company for cause.

      Solomon Employment Agreement. On February 18, 1998, Zachary Solomon entered into an employment agreement (the "Solomon Employment Agreement") with AVE (as defined below). Pursuant to the Solomon Employment Agreement, Mr. Solomon will be paid an annual base compensation of $500,000 and an annual bonus of up to $125,000 if AVE reaches certain economic targets in 1999. In addition, Mr. Solomon is eligible to receive additional bonus amounts at the discretion of AVE, and options to purchase 100,000 shares of Company stock at an exercise price of $5.00 per share. The Solomon Employment Agreement will expire on December 31, 1999. The

Solomon Employment Agreement provides for additional payments upon prior termination by the Company, provided such termination is other than for cause. If such termination occurs prior to December 31, 1998, the Company will pay base salary for the remainder of the term of the Agreement, plus any deferred compensation and expense reimbursements owed. If such termination occurs subsequent to December 31, 1998, the Company shall pay $500,000, plus any deferred compensation and expense reimbursements owed.

CERTAIN TRANSACTIONS

      Vittadini Acquisition. On January 18, 1996, the Company acquired, through a newly formed subsidiary, Adrienne Vittadini Enterprises, Inc. ("AVE"), substantially all of the assets and assumed certain liabilities of Adrienne Vittadini, Inc. ("AVI") and acquired the trademarks of Vittadini, Ltd., which relate to the business and operations of AVI for cash in the aggregate of $18,830,000 and 147,679 shares of the Company's common stock valued at $2,500,000. Additional consideration may be paid to AVI by the Company based upon the profitability achieved by AVE in 1998 and 2000, up to a maximum additional purchase price of $39 million. For the six-year period beginning January 1, 1996, the Company will pay AVI 10% of net royalty and commission income received by AVE plus 10% of net earnings before interest, income taxes and amortization of goodwill of AVE over $3,000,000 per year. Subsequently, upon retirement of the two majority shareholders of AVI from the Company, AVI will receive, in the aggregate, an amount equal to .825% of net sales of AVE and its trademark licensees for a period ending on the later of December 31, 2005 or five years after the death of the last such shareholder.

BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Compensation Philosophy. The Compensation Committee has devoted considerable attention to developing the Company's compensation philosophy which embodies four primary objectives:

      1. to provide incentives based on value delivered to the Company's stockholders and customers;

      2.    to clearly connect individual executive pay action with performance;

      3. to maintain a system of rewards that is competitive with industry standards; and

      4.    to attract, motivate and retain executives of the highest quality.

      The Company's compensation programs reflect the Compensation Committee's commitment to the mission, values and performance of the Company. Continuous review and refinement of the Company's compensation practices in response to the changing business environment will serve to reinforce this commitment.

      The most important performance yardstick in the Company's compensation program is the Company's ability to deliver long-term value to stockholders through appreciation in share price, cash flow and earnings. On an ongoing basis, the Compensation Committee will test and refine the compensation program to ensure a high correlation between the level of compensation and these measures. Achieving desirable stockholder returns over a sustained period of time requires management's attention to a number of financial, operational and strategic elements which enables the Company to focus on the on-going requirements of the customer. The Company's compensation program, therefore, focuses executives on actions that directly impact stockholder return and serve the needs of the Company's customers.

      The Compensation Committee uses multiple sources of information to evaluate and establish appropriate compensation practices. The Compensation Committee relies on data from benchmark companies within the apparel industry to assess the Company's relative performance and compensation levels. Benchmark companies are selected by meeting multiple criteria including product lines, markets served, revenue size, revenue source and comparable operations. Consistent with the Compensation Committee's objectives, the Compensation Committee will position its executive compensation targets competitively with the benchmark companies. Annual executive compensation will be below, at or above the competitive target depending on individual and Company performance.

      The Compensation Committee strongly believes that incentive compensation should only be awarded for commensurate performance. The Compensation Committee has approved compensation plans which include high minimum levels of performance to ensure that incentives are paid only when truly earned. The Compensation Committee will follow an annual cycle to administer each of the three components of executive compensation. The integrity of the Company's compensation program relies on a rigorous annual performance evaluation process.

      Description of Compensation Programs. The Company's executive compensation program has three components: base salary, annual incentives and long-term incentives. Base salary and annual incentives are primarily designed to reward current performance. Long-term incentives are primarily designed to provide strong incentives for long-term future performance for executive officers and employees.

            1. Base Salary. Base salary are set at levels sufficient to attract and retain qualified executives. To accomplish these goals, the Compensation Committee has generally targeted base salaries within a competitive range of average base salaries for similar positions in benchmark companies within the apparel industry. Aggregate base salary increases are intended to parallel increases in the pay levels of the apparel industry as a whole. Individual executive salary increases will strongly reflect the individual's level of performance and, to a lesser extent, trends within the apparel industry.

            2. Annual Incentive. The Compensation Committee reviews and approves an executive bonus plan each year. Bonus payments have generally depended on the Company's performance in achieving revenue, profitability and other operating objectives, the scope of that officer's responsibility, and other significant corporate objectives. Individual performance is also considered in determining bonuses.

            3. Long-Term Incentives. The Company's current method of providing long-term incentive compensation opportunities to its employees is through the use of stock options. The Stock Option Plan allows for the awarding of incentive stock options, non-qualified stock options and stock appreciation rights. The purposes of the Stock Option Plan are to encourage ownership of Common Stock by officers and other key employees of the Company and its subsidiaries, to attract and retain highly qualified personnel for positions of substantial responsibility and to provide additional incentive to promote the success of the Company's business. The incentive provided executives under the Stock Option Plan is directly related to increases in the value of the Company to all stockholders, as measured by the trading price of the Common Stock. The factors considered in considering the size of grants include, but are not limited to, length of service to the Company, performance, contribution to the development of the Company, dedication, and loyalty. During the fiscal year ended December 31, 1997, 66,350 stock options were granted to directors, executive officers and employees of the Company.

      Discussion of CEO Compensation. Mr. Lerner's salary and annual incentive compensation are determined in accordance with the Lerner Employment Agreement. In 1997, Mr. Lerner was entitled to receive a base salary of $500,000, but waived $10,000 of such base compensation. Under the Lerner Employment Agreement, Mr. Lerner is entitled to an annual incentive bonus, or any discretionary bonus approved by the Compensation Committee and the Board of Directors. See "--Employment Agreements." The Compensation Committee believes that Mr. Lerner's base salary and annual incentive are consistent with the compensation levels of competitive benchmark companies, as well as his own managerial effectiveness. In 1997, the Compensation Committee granted Mr. Lerner no options to purchase shares of the Company's Common Stock. This level of compensation was based on the financial performance of the Company. No specific weighting was assigned to any one factor when Mr. Lerner's total compensation for 1997 was reviewed.

      Compensation Deductible under Section 162(m) of the Internal Revenue Code. On August 10, 1993, the Revenue Reconciliation Act of 1993 was enacted which amended the Code by adding Section 162(m), which eliminates the deductibility of most cash and noncash compensation over $1 million paid to certain "covered employees" (which generally is defined as a corporation's chief executive officer and the four other highest compensated employees). Contributions to qualified plans, items excluded from the employee's gross income, compensation paid pursuant to a binding agreement entered into on or before February 17, 1993, commission-based compensation, and certain "performance-based" compensation are types of remuneration that are not affected by the deduction limitation. Grants of stock options under the Stock Option Plan will not be considered compensation subject to the Section 162(m) limitation.

      During the fiscal year ended December 31, 1997, none of the Named Executive Officers received total compensation in excess of $1 million. However, it is possible that in some future year some portion of the compensation paid to the Company's chief executive officer and its five other highest compensated employees will not be tax deductible under Section 162(m). The Lerner Employment Agreement has been structured to take into account Section 162(m). If the compensation of any of the Company's other affected executives becomes closer to the $1 million deduction limitation, the Compensation Committee plans to consider the requirements of Section 162(m) and decide what actions, if any, will be taken when setting the compensation levels for these executives.

                                          COMPENSATION COMMITTEE,

                                          David W. Zalaznick
                                          Robert Davidoff
                                          Lawrence D. Glaubinger


      The report of the Compensation Committee and the accompanying Performance Graph shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this proxy statement or any part thereof in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

PERFORMANCE GRAPH

      The following graph compares the Company's cumulative total stockholder return on its Common Stock since June 24, 1994, the date the Common Stock began trading on the NASDAQ National Market, with the cumulative total return of the S&P 500 and the S&P Textile & Apparel Index. Cumulative total returns are calculated assuming that $100 was invested on June 24, 1994, in each of the Common Stock, the S&P 500 and the S&P Textile & Apparel Index, and the reinvestment of all dividends, if any.

      The price of the Common Stock ranged from a low of $4.125 to a high of $11.375 during the period of January 1, 1997 through December 31, 1997.

                              PERFORMANCE GRAPH


                   Marisa         S&P 500       S+P Textile
                   ------         -------       -----------
 6/24/94             100            100            100
12/30/94              83            104            102
12/29/95             131            139            111
12/31/96              63            167            151
12/31/97              32            219            162



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Zalaznick, Davidoff and Glaubinger served as members of the Company's Compensation Committee during the fiscal year ended December 31, 1997.

PROXY SOLICITATION EXPENSE

      The expense of the proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation also may be made by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the Annual Meeting. The Company will, upon request, reimburse brokers, banks and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS

      Proposals of stockholders must be received in writing by the Secretary of the Company no later than 120 days in advance of the first anniversary of the date of the mailing of this proxy statement in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Stockholders.

      If a stockholder desires to submit a proposal for consideration at the 1999 Annual Meeting of Stockholders, written notice of such stockholder's intent to make such a proposal must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail not later than March 8, 1999. Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the 1999 Annual Meeting of Stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder. In addition, the notice must set forth the reasons for conducting such proposed business at the 1999 Annual Meeting of Stockholders and any material interest of the stockholder in such business. The presiding officer of the 1999 Annual Meeting of Stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the 1999 Annual Meeting of Stockholders will not be considered.

OTHER BUSINESS

      The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those enumerated in the Company's Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matter will require for its approval the affirmative vote of a majority in interest of the stockholders present in person or by proxy at the Annual Meeting, provided a quorum is present or such greater vote as may be required under the Certificate of Incorporation, the Company's Amended and Restated By-laws or the General Corporation Law of the State of Delaware.

                                        By order of the Board of Directors,

                                        /s/ S. E. Melvin Hecht
                                        ---------------------------------------
                                        S. E. MELVIN HECHT
                                        Assistant Secretary

North Bergen, New Jersey
April 20, 1998

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

PROXY                   MARISA CHRISTINA, INCORPORATED                     THIS PROXY IS SOLICITED
             8101 TONNELLE AVENUE, NORTH BERGEN, NEW JERSEY 07047              ON BEHALF OF THE
                                                                               BOARD OF DIRECTORS

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1998

    The undersigned stockholder(s) hereby appoint(s) Michael H. Lerner and S.E. Melvin Hecht, and each of them, with power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes them to represent and to vote all of the shares of Common Stock of Marisa Christina, Incorporated held of record as of April 2, 1998, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Marisa Christina, Incorporated to be held on May 20, 1998 at The Chase Manhattan Bank N.A., 410 Park Avenue, New York City, New York, at 10:00 AM local time, and at any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND A VOTE FOR PROPOSALS 2 AND 3.

1.    ELECTION OF DIRECTORS

      [ ] FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW)

      [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

      MICHAEL H. LERNER       CHRISTINE M. CARLUCCI         BRETT J. MEYER
      MARC HAM                LAWRENCE D. GLAUBINGER        ADRIENNE VITTADINI
      G. MICHAEL DEES         BARRY S. ROSENSTEIN           GIANLUIGI VITTADINI
      ROBERT DAVIDOFF         DAVID W. ZALAZNICK            S.E. MELVIN HECHT
                              ZACHARY SOLOMON

2. RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1998

          [ ] FOR                   [ ] AGAINST                [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS ANNUAL MEETING OF STOCKHOLDERS.

          [ ] FOR                   [ ] AGAINST                [ ] ABSTAIN

                 (continued, and to be signed, on reverse side)

                           (continued from other side)

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3.

                                             Please sign exactly as the name
                                             appears on your stock certificate.
                                             When shares are held by joint
                                             tenants, both should sign. When
                                             signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give title as such. When
                                             signing as a corporation, please
                                             sign in full corporate name by
                                             President or other authorized
                                             officer. If you sign for a
                                             partnership, please sign in
                                             partnership name by an authorized
                                             person.

                                             DATED_______________________, 1998

                                             ___________________________________
                                             Signature

                                             ___________________________________
                                             Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.